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                                                                    Exhibit 23.2


                      [Deloitte & Touche LLP Letterhead]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pennsylvania Power & Light Company and PP&L Capital Trust on Form S-3 of our report dated February 3, 1995 on the consolidated statements of income, shareowners' common equity, and cash flows of Pennsylvania Power & Light Company and its subsidiaries for the year ended December 31, 1994, prior to restatement, appearing in the Annual Report on Form 10-K of Pennsylvania Power & Light Company for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Parsippany, New Jersey
April 2, 1997